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                                   [Mayer, Brown, Rowe & Maw Letterhead Omitted]


November 26, 2003                                                  1675 Broadway
                                                   New York, New York 10019-5820

                                                         Main Tel (212) 506-2500
                                                         Main Fax (212) 262-1910
                                                          www.mayerbrownrowe.com



Morgan Stanley Growth Fund
1221 Avenue of the Americas
New York, New York 10020


Ladies and Gentlemen:

                  This opinion is being furnished to Morgan Stanley Growth Fund, a Massachusetts business trust ("Growth"), in connection with the Registration Statement on Form N-14 (the "Registration Statement") under the Securities Act of 1933, as amended (the "1933 Act"), to be filed by Growth in connection with the acquisition by Growth, of substantially all the assets of Morgan Stanley Market Leader Trust, a Massachusetts business trust ("Market Leader"), in exchange for shares of beneficial interest of Growth ("Shares") and the assumption by Growth of certain stated liabilities of Market Leader pursuant to an Agreement and Plan of Reorganization dated as of October 23, 2003 (the "Reorganization Agreement"). We have examined such statutes, regulations, corporate records and other documents and reviewed such questions of law as we deemed necessary or appropriate for the purposes of this opinion.

                  As to matters of Massachusetts law contained in this opinion, we have relied upon the opinion of Dechert LLP, dated November 26, 2003.

                  Based upon the foregoing, we are of the opinion that the Shares when issued, as described in the Reorganization Agreement, will be duly authorized and, assuming receipt of the consideration to be paid therefor, upon delivery as provided in the Reorganization Agreement, will be legally issued, fully paid and non-assessable (except for the potential liability of shareholders described in Growth's Statement of Additional Information dated May 30, 2003 under the caption "Capital Stock And Other Securities").

                  We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the reference to us under the caption "Legal Matters" in the Prospectus forming a part of the Registration Statement. We do not thereby admit that we are within the category of persons whose consent is required under Section 7 of the 1933 Act or the rules and regulations of the Securities and Exchange Commission thereunder.

                                                Very truly yours,

                                                /s/ Mayer, Brown, Rowe & Maw LLP